QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TECHTARGET, INC.

        TechTarget, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.     The name of the Corporation is TechTarget, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 14, 1999 (the "Original Certificate"). The name under which the Corporation filed the Original Certificate was Search Hitech.com, Inc.

        2.     This Third Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Second Amended and Restated Certificate, that was filed with the Secretary of State of the State of Delaware on December 17, 2004,, as amended by a Certificate of Amendment on September 27, 2006 (as so amended, the "Second Amended and Restated Certificate"), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

        3.     The text of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

        The name of the Corporation is TechTarget, Inc.

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
 CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have authority to issue is 280,000,000 shares, of which (i) 177,378,622 shares shall be a class designated as common stock, par value $0.001 per share (the "Common Stock"), (ii) 97,621,378 shares shall be a class designated as preferred stock, par value $0.001 per share, which shall consist of 36,009,488 shares of Series A Convertible Preferred Stock, 51,470,588 shares of Series B Convertible Preferred Stock, and 10,141,302 shares of Series C Convertible Preferred Stock (collectively, the "pre-IPO Preferred Stock") and (iii) Five Million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the "Undesignated Preferred Stock" and, together with the pre-IPO Preferred Stock, the "Preferred Stock").

        The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

        The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.  COMMON STOCK

        Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

          (a)   the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

          (b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

          (c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock as set forth in Article IV, Section 2(a)(ii).

        Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class, with each such share being entitled to such number of votes per share as is provided in this Article IV.

B.  PRE-IPO PREFERRED STOCK

        1.    Dividends.    The holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible). Subject to the foregoing restrictions, dividends may be declared and paid on Preferred Stock from funds lawfully available therefor if, as and when, determined by the Board of Directors of the Corporation.

        2.    Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales.

          (a)    Payment Upon Liquidation.

              (i)  Preferred Stock.    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to receive prior and in preference to any distribution to the holders of Common Stock by reason of their ownership thereof, an amount, to be paid first out of the assets of the

    Corporation available for distribution to holders of the capital stock of all classes, equal to the greater of the following:

              (1)   $0.54110 per share, in the case of Series A Preferred Stock, $1.36 per share, in the case of Series B Preferred Stock and $1.4791 per share, in the case of Series C Preferred Stock (each of which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Preferred Stock) plus in each case any declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such liquidation, dissolution or winding-up; or

              (2)   such amount per share of Preferred Stock as would have been payable had all shares of Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 4 below.

          If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts distributable to them under the foregoing sentence, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

             (ii)  Common Stock.    After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

          Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 4 below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding-up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

          (b)    Distributions Other than Cash.    Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

          (c)    Merger as Liquidation, etc.    In the event of (i) a consolidation or merger of the Corporation into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a wholly owned subsidiary or merger in which the Corporation is the surviving Corporation and, in either case, the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets, or (iii) the sale or transfer by the Corporation's stockholders of capital stock representing a majority of the voting power of the Corporation (each, an "Event"), such Event shall be deemed to be a liquidation within the meaning of the provisions of this Section 2 unless the holders of the Preferred Stock at the time of the Event elect not to treat such Event as a liquidation within the meaning of the provisions of this Section 2 by a vote of at least two-thirds of the then outstanding shares of all series of Preferred Stock (voting together as a single class and not as a separate series and on an as-converted basis) and by giving written notice thereof to the Corporation at least seven days before the effective date of the Event. The amount deemed distributed to the holders of Preferred Stock upon any such Event shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

          (d)    Notice and Opportunity to Exercise Conversion Rights.    Notwithstanding anything to the contrary that may be inferred from the provisions of this Section 2, each holder of shares of Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 4(k) hereof of any proposed Event or liquidation, dissolution or winding-up of the Corporation at least ten (10) days prior to the date on which any such liquidation, dissolution or winding-up of the Corporation is scheduled to occur and, at any time prior to any such liquidation, dissolution or winding-up of the Corporation, to convert any or all of such holder's shares of Preferred Stock into shares of Common Stock pursuant to Section 4 hereof.

        3.    Voting.

          (a)   Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration; provided that, the holders of Series C Preferred Stock shall have no voting rights with respect to the election of directors in regards to such shares of Series C Preferred Stock. Except as provided by law, by the provisions of this Section 3 or by the provisions establishing any other series of Preferred Stock, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock.

          (b)   Without limiting the generality of the foregoing, and notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Preferred Stock and Common Stock, voting as one class and each holder of Preferred Stock having that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote on such increase or decrease. Except as expressly set forth herein, with respect to all questions as to which, under law, stockholders are entitled to vote by classes, the Preferred Stock and the Common Stock shall vote separately as single classes.

          (c)   In addition to any other rights provided by law, for so long as any shares of Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock voting together as a single class and not as separate series and on an as-converted basis:

              (i)  amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws;

             (ii)  amend or adversely affect the preferences, rights or privileges of the Preferred Stock;

            (iii)  authorize or designate any class or series of capital stock or any other security (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) having rights senior to or on a parity with the Preferred Stock as to dividends, liquidation or otherwise;

            (iv)  pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than redemption provided for hereunder or repurchase of Common Stock upon termination of employment or service pursuant to written agreements approved by a majority of the Corporation's Board of Directors, including in such majority all directors designated by the holders of the Preferred Stock pursuant to any agreement then in effect concerning the election of directors of the Corporation (the "Majority Directors Vote") or in a repurchase transaction otherwise approved by a Majority Directors Vote);

             (v)  sell, lease or otherwise dispose of assets or properties constituting more than 25% of the Corporation's total assets as of the end of the most recently ended fiscal quarter;

            (vi)  voluntarily liquidate or dissolve;

           (vii)  enter into any merger, consolidation, capital reorganization, or Event (except a merger to reincorporate the Corporation in a different jurisdiction or a consolidation or merger with a wholly owned subsidiary in which the Corporation is the surviving corporation and its charter remains unchanged) or permit any subsidiary to enter into any such merger, consolidation, capital reorganization or transaction;

          (viii)  acquire (A) the capital stock of another entity which results in the consolidation of the results of operations of that entity with the Corporation's results of operations or (B) all or substantially all the assets of another entity, unless such acquisition was previously approved by Majority Directors Vote;

            (ix)  incur indebtedness for borrowed funds, in a single or related series of transactions, in principal amount at any time outstanding in excess of $500,000;

             (x)  except as contemplated by Section 4(d)(i)(D)(IV) create a new plan or arrangement for the grant of stock options, stock appreciation rights, restricted stock or other similar stock-based compensation, or increase the number of shares or other rights available under such existing plan or arrangement; or

            (xi)  increase the number of directors of the Corporation.

        4.    Optional Conversion.    The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.54110, in the case of Series A Preferred Stock, $1.36, in the case of Series B Preferred Stock and $1.4791, in the case of the Series C Preferred Stock, by the applicable Conversion Price (as defined below) in effect at the time of conversion. The Conversion Prices shall initially be $0.54110 for the Series A Preferred Stock, $1.36 for the Series B Preferred Stock, and $1.4791 for the Series C Preferred Stock (the "Conversion Prices"). Such initial Conversion Prices, and the rates at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6 hereof, the

  Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

          (b)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

          (c)    Mechanics of Conversion.

              (i)  In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

             (ii)  The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of any Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

            (iii)  Upon any such conversion, no adjustment to the Conversion Prices shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

            (iv)  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

             (v)  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (d)    Adjustments to Conversion Prices for Diluting Issues:

              (i)  Special Definitions.    For purposes of this Section 4, the following definitions shall apply:

              (A)  "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

              (B)  "Original Issue Date" shall mean the date on which a share of Series C Preferred Stock was first issued.

              (C)  "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

              (D)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the date this Second Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the "Filing Date"), other than:

                 (I)  shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

                (II)  shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

              (III)  shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e) or 4(f) below;

              (IV)  up to 49,538,584 shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or similar events with respect to such shares of Common Stock) of Common Stock (or Options with respect thereto and the shares of Common Stock issued upon exercise of such Options) (including in such fixed number, notwithstanding anything to the contrary herein, shares of Common Stock (or Options with respect thereto and the shares of Common Stock issued upon exercise of such Options) issued on or prior to the Filing Date) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement in effect prior to the issuance of any Preferred Stock or a plan or arrangement approved by a Majority Directors Vote;

                (V)  shares of Common Stock (including Options or Convertible Securities) (a) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other corporation or entity or (b) issued in connection with an equipment financing, line of credit or other lending arrangement or (c) issued in connection with a strategic partnering or joint venture relationship; provided, however, the issuance of such shares pursuant to (a), (b) and (c) above is approved by a Majority Directors Vote;

              (VI)  shares of Common Stock issued or deemed issued pursuant to Section 4(d)(iii) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 4(d); or

             (VII)  one or more warrants to purchase up to an aggregate of 899,432 shares of Common Stock (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or similar events with respect to such shares of Common Stock) (including in such fixed number, notwithstanding anything to the contrary herein, shares issued or issuable at any time upon exercise of warrants to purchase Common Stock outstanding on or prior to the Filing Date) and the shares of Common Stock issued upon exercise thereof and one or more warrants to purchase up to an aggregate of 129,517 shares of Series A Preferred Stock (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or similar events with respect to such shares of Series A Preferred Stock) (including in such fixed number, notwithstanding anything to the contrary herein, shares issued or issuable at anytime upon exercise of warrants to purchase Series A Preferred Stock outstanding on or prior to the Filing Date) and the shares of Series A Preferred Stock issued upon exercise thereof.

             (ii)  No Adjustment of Conversion Prices.    No adjustment in the number of shares of Common Stock into which Preferred Stock is convertible shall be made, by adjustment in any Conversion Price: (a) unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to, or after, such issuance, the Corporation receives written notice from the holders of at least two-thirds of the then outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

            (iii)  Issue of Securities Deemed Issue of Additional Shares of Common Stock.    If the Corporation at any time or from time to time hereafter shall issue any Options or Convertible Securities (excluding Options or Convertible Securities covered by Section 4(d)(i)(D)(IV) and (V) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

              (A)  No further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (B)  If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (C)  Upon the expiration or termination of any Option or any right to convert or exchange any Convertible Securities as to which an adjustment in the applicable Conversion Price pursuant to this Section 4(d)(iv) has previously been made upon the grant or issuance thereof, the applicable Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued;

              (D)  In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

              (E)  No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

        In the event the Corporation amends the terms of any such Options or Convertible Securities so as to change the number of securities for which they are exercisable, convertible or exchangeable or the consideration payable thereunder, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Section 4(d)(iii) shall apply.

            (iv)  Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities or exercise of the Options outstanding immediately prior to such issue shall be deemed to be outstanding and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

             (v)  Determination of Consideration.    For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

              (A)  Cash and Property: Such consideration shall:

                 (I)  insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                (II)  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

              (III)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

              (B)  Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                (x)   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such

        Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (y)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Certain Dividends and Distributions.    In the event the Corporation at any time, or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Prices then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction:

            (1)   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (2)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

          (g)    Adjustments for Other Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; and provided, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

          (h)    Adjustment for Merger or Reorganization, etc.    Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 4 or a transaction covered by Section 2 hereof), then, following any such reorganization, recapitalization, consolidation or merger, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

          (i)    No Impairment.    The Corporation will not, other than by amendment of its Certificate of Incorporation as permitted by law or as approved pursuant to Section 3(c) hereof, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (j)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

          (k)    Notice of Record Date.    In the event:

              (i)  the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for a purchase any shares of stock of any class or any other securities, or to receive any other right; or

             (ii)  of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

            (iii)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

    then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

          (l)    No Re-issuance.    Upon any conversion, redemption or repurchase of Preferred Stock, whether pursuant to the Certificate of Incorporation or otherwise, such converted, redeemed or repurchased Preferred Stock may not be reissued by the Corporation, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

        5.    Mandatory Conversion.

          (a)   Upon the closing of the sale of shares of Common Stock in an underwritten firm commitment initial public offering pursuant to an leffective registration statement under the Securities Act of 1933, as amended in which the price to the public per share is at least $4.44 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Preferred Stock) (the "IPO Mandatory Conversion Date"), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate calculated in accordance with rules set forth in Section 4 and (ii) all provisions included under the caption "Preferred Stock", and all references to the Preferred Stock, shall be deleted and shall be of no further force or effect.

          (b)   Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon the written consent of holders of at least two-thirds of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis). Such conversion shall be deemed to have occurred on the date (the "Special Conversion Date"; collectively with the IPO Mandatory Conversion Date, "Mandatory Conversion Dates") specified in the written consent of such holders of Preferred Stock.

          (c)   All holders of record of shares of Preferred Stock shall be given written notice of the relevant Mandatory Conversion Date and the place designated for mandatory conversion of all such Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder's address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for such Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (d)   All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

        6.    Redemption.

          (a)   At the written election of holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting together as a single class and not as separate series and on an as-converted basis, made at any time on or after May 21, 2009 (the "Redemption Election"), the Corporation shall be required to redeem all, but not less than all, of the outstanding shares of Preferred Stock in three equal annual installments, upon the terms set forth in this Section 6. The first installment of such redemption (the "First Redemption Date") shall occur on a date specified in the Redemption Election, which shall be not less than ninety days after the date of the Redemption Election, and the second and third installments of such redemption shall occur on the first and second anniversaries, respectively, of the First Redemption Date. The Corporation shall redeem one-third of the outstanding shares of Preferred Stock held by each holder on the First Redemption Date (proportionately determined on an as converted to Common Stock basis), one half of the remaining outstanding shares of Preferred Stock held by each holder on the first anniversary thereof (proportionately determined on an as converted to Common Stock basis) and the remaining shares on the second anniversary thereof. On each such redemption date, the holders shall surrender the certificate or certificates for the shares to be redeemed duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the offices of the Corporation or of any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver to each holder a certificate or certificates for the balance of the shares not being redeemed. The redemption price per share of Preferred Stock shall be equal to (i) $0.54110 per share of Series A Preferred Stock, $1.36 per share of Series B Preferred Stock, and $1.4791 per share of Series C Preferred Stock (each of which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or similar event with respect to the Preferred Stock) plus all dividends declared or accrued but unpaid on, and any and all other amounts owing with respect to, such share on the redemption date (the "Redemption Amount") plus (ii) an additional amount computed like interest, payable on the Redemption Amount at the rate equal to simple interest of ten (10) per cent per annum calculated from the original date of issuance to the date of redemption.

          (b)   Notice of redemption shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock, not less than thirty days nor more than sixty days prior to the First Redemption Date, at the address of such holder as it appears on the books of the Corporation. Such notice shall set forth (i) the First Redemption Date, the dates of the second and third installments of such redemption, and the place of redemption; and (ii) the number of shares to be redeemed on each date of redemption and the redemption price on each such date. The Corporation shall be obligated to redeem the Preferred Stock on the dates and in the amounts set forth in the notice; provided, however, that any holder of Preferred Stock who is not party to a Redemption Election may convert any or all of the shares owned by such holder into Common Stock in accordance with Section 4 at any time prior to the date of redemption of such shares. The Corporation, if advised before the close of business on the relevant redemption date by written notice from any holder of record of Preferred Stock to be redeemed, shall credit against the number of shares of Preferred Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Preferred Stock which had been converted by such holder on or before such date and which had not previously been credited against any redemption.

          (c)   If, on the applicable redemption date, the funds necessary for such redemption shall have been paid or set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of Preferred Stock which shall have been called for redemption shall not, within six years after the final redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

          (d)   If the Corporation for any reason fails to redeem any of the shares of Preferred Stock in accordance with Section 6(a) on or prior to the redemption dates determined in accordance with this Section 6, then, the Corporation shall become obligated to pay, in addition to the redemption price specified in Section 6(a), interest on the unpaid balance of such price, which shall accrue at a rate of one percent (1%) per month until such price is paid in full.

          (e)   If the funds of the Corporation legally available for redemption of shares of Preferred Stock on a redemption date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

        7.    Waiver.    Any of the rights of the holders of Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least two-thirds of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series and on an as-converted basis).

        8.    Undesignated Preferred Stock.    The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V
 STOCKHOLDER ACTION

        1.    Action without Meeting.    Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders or may be taken or effected in lieu thereof by the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        2.    Special Meetings.    Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of pre-IPO Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI
 DIRECTORS

        1.    General.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

        2.    Election of Directors.    Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.

        3.    Number of Directors; Term of Office.    The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the

Corporation shall be Jay Hoag and Roger Marino; the initial Class II Directors of the Corporation shall be Bruce Levenson and Alan Spoon; and the initial Class III Directors of the Corporation shall be Len Forman and Greg Strakosch. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2010. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

        Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

        4.    Vacancies.    Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

        5.    Removal.    Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII
 LIMITATION OF LIABILITY

        A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII
 AMENDMENT OF BY-LAWS

        1.    Amendment by Directors.    Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

        2.    Amendment by Stockholders.    The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX
 AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

        THIS THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this      day of                  , 2007.

TECHTARGET, INC.
By:	Name: Title:

QuickLinks

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TECHTARGET, INC.